EXHIBIT 99.1

KLX Energy Services Holdings, Inc. Reports Fiscal 2020 Second Quarter Results

HOUSTON, Sept. 02, 2020 (GLOBE NEWSWIRE) -- KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLXE” or the “Company”) today reported financial results for its fiscal second quarter ended July 31, 2020. On July 28, 2020, KLXE completed its previously announced merger with Quintana Energy Services Inc. (“QES”) and effected a one-for-five reverse stock split concurrently with closing the transaction. Given that the merger was completed at the end of the KLXE fiscal quarter ended July 31, 2020, results for KLXE largely reflect the performance of KLXE, and include three days of QES results.

Fiscal Second Quarter Highlights

  Completed merger with QES on July 28, 2020, becoming the foremost provider of large diameter coiled tubing services and one of the largest independent providers of wireline services.
  Effected a one-for-five reverse stock split concurrently with the merger completion.
  Ended the quarter with $98.5 million in cash and $113.4 million in total liquidity (excluding the benefit of QES current assets not yet included in borrowing base due to merger timing).
  Expects cost synergies of at least $40.0 million to be fully implemented as of the end of the first quarter of fiscal 2021 on a run rate basis, several months ahead of the timing at the announcement of the Merger.
  Captured approximately $18.0 million of annualized run-rate cost synergies to date.

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Chris Baker, President and Chief Executive Officer of KLXE, stated, “We are excited to complete our merger ahead of schedule, creating an industry-leading diversified oilfield service provider. I appreciate the tremendous efforts made by our collective team to achieve this milestone and look forward to the continued success of KLXE. Our leadership team is focused on executing on our robust integration plan and best positioning KLXE to continue to deliver industry-leading products and services to our customers and partners.

“Our fiscal second quarter results were affected by the COVID-19 pandemic, the Saudi Arabia and Russia market share dispute and the resulting supply-demand imbalance, which led to a deterioration in industry conditions and decreased demand for our services. Our geographic segments, the Southwest, Rocky Mountains and the Northeast/Mid-Con, posted fiscal second quarter revenue of $4.2 million, $18.0 million and $14.0 million, respectively.

"KLXE will continue to streamline its asset base and operational footprint as we integrate the QES merger in order to realize synergies and to align with current market conditions, thereby delivering enhanced efficiency and improving returns. KLXE is uniquely positioned to operate with comparatively lower capital expenditures given the asset-light nature of its product and service offerings. In the early days post-merger, we have seen material benefits from the combined operational reach and customer relationships along with the deep product expertise brought together by each of the legacy companies. We are confident that this coordination will allow us to pull through tools and technologies across our coiled tubing footprint as well as drive additional utilization in other product lines.

“As we look ahead, market conditions for U.S. drilling and completions will be challenging during the second half of 2020, driven by low commodity prices and significantly lower E&P capital spending. Despite  the industry backdrop, KLXE is now well equipped to deliver value to all stakeholders, supported by industry-leading safety and service quality, a strong balance sheet, a broad mix of product service lines and further investments in innovative solutions,” concluded Baker.

Keefer Lehner, Executive Vice President and Chief Financial Officer of KLXE, added, “We have accelerated the timing of our $40.0 million run-rate cost synergy commitment, which we now expect to fully capture by the end of the first fiscal quarter of 2021.

"Our management team has deep experience in integration planning, analysis and execution in a similar market environment having successfully integrated Archer's U.S. operations into QES in 2016. The $40.0 million in synergies are predominantly corporate and administrative in nature and, thus, more readily achievable. Additionally, we are optimistic we will find additional cost saving opportunities as we work through the integration process and believe the current market environment, albeit challenging, should help facilitate an expedited integration process. We remain highly confident in our ability to achieve our targets and believe KLXE’s liquidity profile, along with its reduced cost structure, will allow the Company to navigate the current market uncertainty and ultimately position the Company for long-term success.”

Merger Related Highlights

  KLXE and QES merger closed on July 28, 2020, creating an industry-leading diversified provider of asset-light drilling, completion, production and intervention products and services.
  The Company operates from over 60 service facilities throughout all major basins and provides services to a combined group of blue-chip independent and major E&P companies.
  KLXE will operate under the executive leadership of QES’s legacy management team, including Christopher J. Baker, President and Chief Executive Officer, and Keefer M. Lehner, EVP and Chief Financial Officer.
  The Board of Directors is comprised of nine directors, with five legacy KLXE directors and four legacy QES directors.
  KLXE’s corporate headquarters are now located in Houston, Texas, and the Company plans to close the legacy Wellington, Florida headquarters by October 31, 2020.

The combined organization has a highly talented workforce with a commitment to safety, performance, customer satisfaction and profitability. As the foremost U.S. provider of large diameter coiled tubing services, KLXE also offers its blue-chip customer base a complementary portfolio of products and services, including thru-tubing services, throughout all major onshore oil and gas basins in the U.S. The Company is now able to streamline operational support and technology advancements across a broader suite of service offerings. Finally, through its increased scale and product and service offerings designed to meet the needs of customers throughout the well lifecycle, KLXE is expected to generate cross-selling opportunities that allow for an increased share of customer spend.

Excluding the impact of the estimated $40.0 million of annualized run-rate cost synergies that will result from the merger, the combined companies’ fiscal year 2019 pro forma revenues were more than $1.0 billion, and adjusted EBITDA was $106.0 million. As of July 31, 2020, KLXE had approximately $98.5 million of cash and an undrawn $100.0 million revolving credit facility, of which approximately $14.9 million was available (excluding the benefit of QES current assets). Importantly, the combined company has a strong balance sheet to support critical ongoing business initiatives as well as the pursuit of additional value-creating consolidation opportunities within the oilfield service industry.

Asset and Product Portfolio Update

On a combined basis following the closing of the merger, KLXE has a substantial asset base comprised of high-quality young assets and has conducted a thorough review of its joint coiled tubing and wireline asset base as part of the Company’s integration plan.

KLXE now has a fleet of 39 coiled tubing units (24 of which are large diameter), making KLXE the largest provider of large diameter coiled tubing in the United States. In addition to the market leading coiled tubing offering, KLXE is a premier provider of wireline, fishing, thru-tubing and well control services.

The KLXE portfolio now includes QES’ Directional Drilling platform and expects to capture synergies on downhole tools and motors with the products and services provided through the completion and production offerings.

Reverse Stock Split

On July 24, 2020, KLXE stockholders approved a proposal to amend KLXE's certificate of incorporation to effect a one-for-five reverse stock split.

Fiscal Second Quarter 2020 Financial Results

Revenue for the fiscal second quarter of 2020 totaled $36.2 million, a decrease of 56.4%, compared to $83.0 million for the first quarter of 2020. Net loss for the fiscal second quarter of 2020 was $20.4 million, compared to net loss of $243.1 million, inclusive of $208.7 million non-cash asset impairment charge, for the first quarter of 2020. Adjusted EBITDA loss for the fiscal second quarter of 2020 was $10.6 million, compared to Adjusted EBITDA income of $2.6 million for the first quarter of 2020. Selling, general and administrative expenses, inclusive of $5.5 million of deal costs, $7.5 million of severance and $15.1 million of non-cash equity compensation tied to accelerated vesting for the fiscal second quarter of 2020 totaled $41.8 million, as compared to $17.4 million for the first quarter of 2020. The decrease in revenues reflects the impact of the COVID-19 pandemic and the impact of the Saudi Arabia and Russia market share dispute and resulting supply-demand imbalance, which led to a deterioration in industry conditions and a decrease in demand for our services. On a product line basis, completion, production and intervention services contributed approximately 60.5%, 18.8% and 20.7%, respectively, to fiscal second quarter revenues.

Fiscal Second Quarter 2020 Segment Results

The Company reports through three geographic business segments, the Rocky Mountains, Southwest and Northeast/Mid-Con. Revenue decreases across all three geographic segments were driven by the combination of the lingering impacts of the Saudi Arabia and Russia oil market share dispute and the prolonged demand destruction caused by the COVID-19 pandemic, which have  jointly driven the demand for oil to depressed levels resulting in decreases in demand for services such as those provided by the Company.

Rocky Mountains:  Revenue and adjusted EBITDA loss for the Rocky Mountains segment was $18.0 million and $3.7 million, respectively for the fiscal second quarter of 2020. Revenue represents a 46.7% decrease over first quarter 2020.

Southwest:  Revenue and adjusted EBITDA loss for the Southwest segment, which includes the Permian and South Texas, was $4.2 million and $1.9 million, respectively, for the fiscal second quarter of 2020. Revenue represents an 82.8% decrease over first quarter 2020.

Northeast/Mid-Con:  Revenue and adjusted EBITDA loss for the Northeast/Mid-Con segment was $14.0 million and $5.0 million, respectively, for the fiscal second quarter of 2020. Revenues decreased 43.5% over first quarter 2020.

For the quarter ended July 31, 2020, the Rocky Mountains segment operating loss was $25.6 million, Northeast/Mid-Con segment operating loss was $17.2 million and Southwest segment operating loss was $11.1 million.

The following is a tabular summary of revenue and Adjusted EBITDA for the three-month periods ended July 31, 2020 and April 30, 2020 ($ in millions):

	Three Months Ended
	July 31, 2020	April 30, 2020
Revenue:
Southwest	$4.2	$24.4
Rocky Mountains	18.0	33.8
Northeast/Mid-Con	14.0	24.8
Total revenue	$36.2	$83.0

	Three Months Ended
	July 31, 2020	April 30, 2020
Adjusted EBITDA
Southwest	$(1.9)	$0.5
Rocky Mountains	(3.7)	1.7
Northeast/Mid-Con	(5.0)	0.4
Total Adjusted EBITDA (loss) income[1]	$(10.6)	$2.6

1 Excludes Costs as Defined, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) income table below, non-cash compensation expense and non-cash asset impairment expense.

Fiscal Second Quarter 2020 EBITDA Addbacks

Adjusted EBITDA loss for the fiscal second quarter of 2020 includes net adjustments of $10.3 million, driven by the $41.1 million bargain purchase gain, offset by $13.0 million of transaction related costs, $15.1 million of non-cash stock compensation expense and $2.7 million in other costs.

Balance Sheet and Liquidity

Total debt outstanding as of July 31, 2020 was $243.4 million, compared to $243.0 million as of January 31, 2020.  As of July 31, 2020, cash and equivalents totaled $98.5 million.

Total available liquidity as of July 31, 2020 was approximately $113.4 million, including availability under our undrawn ABL Facility. As of July 31, 2020, approximately $26.2 million of accounts receivable and inventories had not yet been included in our borrowing base.

Bargain Purchase Gain

On July 28, 2020, the Company completed the merger with QES for an aggregate acquisition price of approximately $44.4 million, comprised of 3.4 million shares of the Company’s common stock. Total consideration includes the $34.7 million purchase price and repayment of $9.7 million in outstanding borrowings and associated fees and expenses of QES's five-year asset-based revolving credit agreement (the “QES ABL Facility”).

Based on the Company’s preliminary purchase price allocation, the purchase price was less than the fair value of the identifiable assets acquired, which resulted in a $41.1 million bargain purchase gain being recorded on the condensed consolidated statements of operations for the three and six months ended July 31, 2020.

Acceleration of Intangible Amortization

During the fiscal quarter ended July 31, 2020, management evaluated the intangible assets primarily related to customer relationships. Considering current customer activity and market conditions, the Company elected to accelerate intangible amortization costs that resulted in an amortization charge of $2.7 million.

Other Financial Information

Capital expenditures were $3.7 million during the fiscal second quarter of 2020, decreased of $1.1 million, or 22.9%, compared to capital expenditures of $4.8 million in the first quarter of 2020. Capital spending during the fiscal first and second quarters of 2020 was driven primarily by maintenance capital expenditures across our segments.

Conference Call Information

KLXE has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, September 3, 2020, to review reported results.  You may access the call by telephone at 1-201-389-0867 and ask for the KLXE 2020 Fiscal Second Quarter Conference Call.  The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://investor.klxenergy.com/events-and-presentations/events. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through September 10, 2020, at (201) 612-7415, access code 13708491#.

About KLX Energy Services

KLX Energy Services is a provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States.  The Company delivers mission critical oilfield services focused on drilling, completion, intervention and production activities for the most technically demanding wells from over 60 service facilities located in the United States. KLXE’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house research and development, manufacturing, repair and maintenance capabilities.  More information is available at www.klxenergy.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” "anticipate," "estimate," "predict," "potential," "continue," "may," "might," "should," “could,” “will,” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions, including QES; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the ongoing COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share amounts)
 (Unaudited)

	Three Months Ended
	July 31, 2020	April 30, 2020
Revenues	$36.2	$83.0
Costs and expenses:
Cost of sales	48.1	92.2
Selling, general and administrative	41.8	17.4
Research and development costs	0.2	0.3
Goodwill and long-lived asset impairment charge	—	208.7
Bargain purchase gain	41.1	—
Operating loss	(12.8)	(235.6)
Non-operating expense:
Interest expense, net	7.6	7.4
Loss before income tax	(20.4)	(243.0)
Income tax expense	—	0.1
Net loss	$(20.4)	$(243.1)

Net loss per common share(1):
Basic	$(4.12)	$(52.41)
Diluted	$(4.12)	$(52.41)

Weighted average common shares:
Basic	5.0	4.6
Diluted	5.0	4.6

(1) Basic and diluted net (loss) earnings per share were retroactively adjusted for the Company’s 1-for-5 reverse stock split effective July 28, 2020.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares)
(Unaudited)

	July 31, 2020	January 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$98.5	$123.5
Accounts receivable–trade, net of allowance of $5.1 and $12.9	40.5	79.2
Inventories, net	26.7	12.0
Other current assets	13.8	13.8
Total current assets	179.5	228.5
Property and equipment, net	234.1	306.8
Goodwill	—	28.3
Intangible assets, net	2.6	45.8
Other assets	8.9	14.0
Total assets	$425.1	$623.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33.1	$31.4
Accrued interest	7.2	7.2
Accrued liabilities	33.8	26.2
Total current liabilities	74.1	64.8
Long-term debt	243.4	243.0
Deferred income taxes	0.1	0.0
Other non-current liabilities	7.8	3.4
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity:
Common stock, $0.01 par value; 110.0 authorized; 8.5 and 5.0 issued; 8.5 and 4.7 outstanding (1)	0.1	0.0
Additional paid-in capital	468.0	416.7
Treasury stock, at cost, 0.1 shares and 0.1 shares (1)	(4.0)	(3.6)
Accumulated deficit	(364.4)	(100.9)
Total stockholders’ equity	99.7	312.2
Total liabilities and stockholders' equity	$425.1	$623.4

(1) Common stock and treasury stock was retroactively adjusted for the Company's 1-for-5 reverse stock split effective July 28, 2020.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Six Months Ended
	July 31, 2020	July 31, 2019
Cash flows from operating activities:
Net loss	$(263.5)	$(1.5)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities
Depreciation and amortization	29.1	31.3
Goodwill and long-lived asset impairment charge	208.7	—
Non-cash compensation	16.7	9.1
Amortization of deferred financing fees	0.6	0.5
Provision for inventory reserve	1.4	0.7
Change in allowance for doubtful accounts	(7.8)	1.8
Loss on disposal of property, equipment and other	0.7	1.4
Bargain purchase gain	(41.1)	—
Changes in operating assets and liabilities:
Accounts receivable	58.8	(26.5)
Inventories	(2.2)	1.4
Other current and non-current assets	6.0	0.6
Accounts payable	(22.2)	(0.2)
Other current and non-current liabilities	(0.7)	(6.7)
Net cash flows (used in) provided by operating activities	(15.5)	11.9
Cash flows from investing activities:
Purchases of property and equipment	(8.5)	(56.8)
Proceeds from sale of property and equipment	0.4	0.3
Acquisitions, net of cash acquired	(1.0)	(27.6)
Net cash flows used in investing activities	(9.1)	(84.1)
Cash flows from financing activities:
Purchase of treasury stock	(0.4)	—
Cash proceeds from stock issuance	—	0.8
Net cash flows (used in) provided by financing activities	(0.4)	0.8
Net decrease in cash and cash equivalents	(25.0)	(71.4)
Cash and cash equivalents, beginning of period	123.5	163.8
Cash and cash equivalents, end of period	$98.5	$92.4

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$0.3	$1.0
Interest	14.6	14.7
Supplemental schedule of non-cash activities:
Issuance of common stock and stock based payments for QES acquisition	34.7	—
Change in deposits on capital expenditures	(5.4)	(4.5)
Accrued capital expenditures	1.2	8.4

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA (loss) and free cash flow to reflect net loss before amortization, Costs as Defined and non-cash compensation expense. This release also includes “Adjusted EBITDA (loss),” which excludes Costs as Defined and non-cash compensation expense. Adjusted EBITDA (loss) is used to calculate the Company’s leverage ratio, consistent with the terms of the Company's ABL facility. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. See “Reconciliation of Non-GAAP Financial Measures.”

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
We define free cash flow as net cash provided by operating activities less capital expenditures.

Our management uses free cash flow to assess the Company's liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss To Adjusted EBITDA (Loss) Income
(in millions)
(Unaudited)

	Three Months Ended
	July 31, 2020	April 30, 2020
Consolidated net loss	$(20.4)	$(243.1)
Income tax expense (benefit)	—	0.1
Interest expense, net	7.6	7.4
Operating loss	(12.8)	(235.6)
Bargain purchase gain	(41.1)	—
Costs as defined [1]	30.8	222.7
Adjusted operating loss	(23.1)	(12.9)
Depreciation and amortization	12.9	16.2
Non-cash compensation	17.4	(0.7)
Less: Costs as defined - restricted stock acceleration	(15.1)	—
Less: Costs as defined - amortization	(2.7)	—
Adjusted EBITDA (loss) income	$(10.6)	$2.6

Reconciliation of Rocky Mountains Operating Loss To Adjusted EBITDA
(in millions)
(Unaudited)

	Three Months Ended
	July 31, 2020	April 30, 2020
Rocky Mountains operating loss	$(25.6)	$(37.8)
Costs as Defined (1)	17.3	34.2
Adjusted Rocky Mountains operating loss	(8.3)	(3.6)
Depreciation and amortization expense	7.9	5.6
Non-cash compensation	7.6	(0.3)
Less: Costs as defined - restricted stock acceleration	(8.2)	—
Less: Costs as defined - amortization	(2.7)	—
Rocky Mountains Adjusted EBITDA (loss) income	$(3.7)	$1.7

Reconciliation of Northeast/Mid-Con Operating Loss To Adjusted EBITDA
(in millions)
(Unaudited)

	Three Months Ended
	July 31, 2020	April 30, 2020
Northeast/Mid-Con operating loss	$(17.2)	$(97.4)
Costs as Defined (1)	8.8	92.4
Adjusted Northeast/Mid-Con operating loss	(8.4)	(5.0)
Depreciation and amortization expense	2.7	5.6
Non-cash compensation	5.6	(0.2)
Less: Costs as defined - restricted stock acceleration	(4.9)	—
Less: Costs as defined - amortization	—	—
Northeast/Mid-Con Adjusted EBITDA (loss) income	$(5.0)	$0.4

Reconciliation of Southwest Operating Loss Income To Adjusted EBITDA
(in millions)
(Unaudited)

	Three Months Ended
	July 31, 2020	April 30, 2020
Southwest operating loss	$(11.1)	$(100.4)
Costs as Defined (1)	4.7	96.1
Adjusted Southwest operating loss	(6.4)	(4.3)
Depreciation and amortization expense	2.3	5.0
Non-cash compensation	4.2	(0.2)
Less: Costs as defined - restricted stock acceleration	(2.0)	—
Less: Costs as defined - amortization	—	—
Southwest Adjusted EBITDA (loss) income	$(1.9)	$0.5

(1) Costs as Defined in the fiscal second quarter relates to accelerated stock based compensation costs, severance costs, customer relationship intangible amortization costs and Merger costs of $15.1 million, $7.5 million, $2.7 million and $5.5 million, respectively.  The first quarter relates to a goodwill and long-lived asset impairment charges, business rationalization and other costs related to the merger with QES and new product and service line start-up costs of $208.7, $11.9, $1.1 and $1.0, respectively.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin
(in millions)
(Unaudited)

	Three Months Ended
	July 31, 2020	April 30, 2020
Segment Adjusted EBITDA Margin(1)
Southwest
Adjusted EBITDA (loss) income	$(1.9)	$0.5
Revenue	4.2	24.4
Adjusted EBITDA Margin Percentage	(45.2)%	2.0%
Rocky Mountains
Adjusted EBITDA (loss) income	(3.7)	1.7
Revenue	18.0	33.8
Adjusted EBITDA Margin Percentage	(20.6)%	5.0%
Northeast/Mid-Con
Adjusted EBITDA (loss) income	(5.0)	0.4
Revenue	14.0	24.8
Adjusted EBITDA Margin Percentage	(35.7)%	1.6%

(1)  Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA (loss) income and total segment revenue. Segment Adjusted EBITDA is net income (loss) excluding Costs as Defined, non-cash compensation expense and non-cash asset impairment expense.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(in millions)
(Unaudited)

	Three Months Ended
	July 31, 2020	April 30, 2020
Net cash flow (used in) provided by operating activities	$(22.5)	$7.0
Capital expenditures	(3.7)	(4.8)
Free cash flow	$(26.2)	$2.2

Contacts:
KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com